UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 12, 2008
ENTREMED, INC.
(Exact Name of Registrant as Specified in its Charter)

DELAWARE	0-20713	58-1959440

(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification
incorporation or organization)		No.)
9640 Medical Center Drive
Rockville, Maryland

(Address of principal executive offices)
20850

(Zip Code)
(240) 864-2600

(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities
     On December 15, 2008, EntreMed, Inc. (the “Company”) issued a press release announcing its plan to accelerate the Company’s clinical objectives for ENMD-2076 and effectively become a clinically-focused operation, thereby lowering operating costs and preserving capital. In connection with that plan, the Company announced its intent to reduce its workforce to align with the new business structure. The workforce reductions will result in the elimination of approximately sixty percent of the Company’s total positions across all areas of business and are expected to be substantially completed by December 31, 2008.
     As a result of the restructuring, the Company estimates that it will incur charges for severance and related benefits totalling approximately $1.8 million before income taxes in the fourth quarter of 2008.
     A copy of the press release is filed as Exhibit 99.1 hereto and incorporated by reference herein.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
(b) On December 12, 2008, James S. Burns announced his intention to resign, effective December 31, 2008, as President and Chief Executive Officer. He resigned as a director of the Board effective as of December 12, 2008. As a result of Mr. Burns’ resignation as a director, the Board decreased the number of directors constituting the Board from seven to six members.
     As a part of the Company’s restructuring plans and efforts to reduce administrative costs and preserve capital, on December 12, 2008, the Board also advised Dane Saglio, Chief Financial Officer; Kenneth W. Bair, Ph.D., Senior Vice President, Research & Development; and Thomas H. Bliss, Senior Vice President, Corporate & Business Development, that their respective positions would be eliminated as of December 31, 2008.
(c) On December 15, 2008, the Board appointed Cynthia W. Hu as Chief Operating Officer of the Company, effective immediately. Ms. Hu, age 39, has served as the Company’s Vice President, General Counsel & Secretary since June 2006, when she joined the Company. From April 2000 to May 2006, Ms. Hu served as senior attorney for the business finance practice group at the law firm of Powell Goldstein LLP in Washington, DC, where she advised clients on all corporate matters, including complex public and private financings, mergers and acquisitions, securities law and regulatory compliance, and corporate governance and compliance. From May 1998 to April 2000, Ms. Hu served as counsel for ING Annuities (formerly Golden American Life Insurance Company), where her work focused on compliance with securities laws. Prior to that, Ms. Hu was employed as an attorney in the areas of corporate and securities law at various private law firms.
     Also on December 15, 2008, the Board appointed Kathy Wehmeir-Davis as Principal Accounting Officer, effective immediately. Ms. Wehmeir-Davis, age 54, has served as the Company’s Controller since November 2003, when she joined the Company. As Controller, Ms.

Wehmeir-Davis’ responsibilities have included managing the financial accounting operations of the Company and ensuring the Company’s compliance with the internal control requirements of the Sarbanes-Oxley Act of 2002. Prior to joining the Company, Ms. Wehmeir-Davis served as senior accountant for Avemco Insurance Company from September 2000 to October 2003. From September 1985 to September 2000, Ms. Wehmeir-Davis served as senior staff accountant, auditor and client service coordinator for McLean, Koehler, Sparks & Hammond, Certified Public Accountants.
(e) Conditioned on the receipt by the Company of certain waivers and releases, each of the departures described above will be treated as terminations “without Cause”, as defined in each of the executive officers’ respective employment agreements. Accordingly, each of the former executive officers will be entitled to receive the previously reported benefits under his employment agreement, together with a payment for any applicable remaining notice period.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits
99.1	Press Release dated December 15, 2008

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTREMED, INC.
Date: December 17, 2008	By:	/s/ Cynthia W. Hu
Cynthia W. Hu
Chief Operating Officer

EXHIBIT INDEX

Designation	Description

99.1	Press Release dated December 15, 2008